UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

TUCANA LITHIUM CORP.
 (Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-149552	75-3266961
(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Rd. Suite D155
Las Vegas, NV, 89103
_______________________________________________
(Address of principal executive offices and zip code)

1-800-854-7970
____________________________________________
(Registrant’s telephone number, including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2011, Tucana Lithium Corp., a Nevada corporation (the “Company”) issued a 10% Convertible Debenture with a principal amount of $150,000 (the “Debenture”) to Alain Champagne (the “Holder”). The Debenture is due twelve months for the date of issuance. Additionally, the Holder is entitled to convert, at any time, until the Debenture is paid in full, all or any part of the principal plus accrued interest into shares of the Company’s common stock at a per share conversion price of $0.15.

Item 3.02 Unregistered Sales of Equity Securities

The information pertaining to the issuance of the Debenture in Item 1.01 is incorporated herein by reference in its entirety.

Such securities were not registered under the Securities Act of 1933. The issuance of the Debenture was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  The Debenture qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of the Debenture by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the offering, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, the Holder had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such Debenture is restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that the Debenture would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On May 3, 2011, the Company filed an amendment to its articles of incorporation changing its name to Tucana Lithium Corp.

Item 9.01.  Financial Statements and Exhibits

 (d) Exhibits:

2.1           Amendment to Articles of Incorporation
4.1           Tucana Lithium Corp. 10% Convertible Debenture
99.1          Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCANA LITHIUM CORP..

Date: May 17, 2011	By:	/s/ Jordan Starkman
Jordan Starkman
Chief Executive Officer